EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 27, 2007, except for Note 10 which is as of September 26, 2007, relating to the financial statements of Resolute Energy Partners Predecessor, which is contained in that Prospectus.
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 2, 2007 relating to the statements of revenues and direct operating expenses of the properties (the “Chevron Properties”) acquired by Resolute Aneth, LLC from ChevronTexaco, which is contained in that Prospectus.
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 2, 2007 relating to the statements of revenues and direct operating expenses of the properties (the “ExxonMobil Properties”) acquired by Resolute Aneth, LLC from ExxonMobil, which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
September 26, 2007